As filed with the Securities and Exchange Commission on April 4, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 30, 2005

B&G Foods, Inc .
(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Gatehall Drive, Suite 110, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

          On March 30, 2005, B&G Foods, Inc. (the "Company") entered into an amendment to its Revolving Credit Agreement, dated as of October 14, 2004, between the Company, as borrower, the several lenders from time to time parties thereto, Lehman Brothers Inc., as arranger, The Bank of New York, as documentation agent, Fleet National Bank, a Bank of America company, as syndication agent and Lehman Commercial Paper Inc., as administrative agent.  The amendment increases the Company's maximum permitted Consolidated Leverage Ratio (as defined in the Revolving Credit Agreement).  As amended, the Revolving Credit Agreement provides that Company shall not permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Company ending with any fiscal quarter, commencing with the fiscal quarter ending March 31, 2005, to exceed 6.35 to 1.00.  The full text of the amendment to the Revolving Credit Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference.  Affiliates of some of the lenders, the agents and the arranger parties to the Revolving Credit Agreement have provided, and may continue to provide, from time to time investment banking, advisory, trustee and other services to us for customary fees and expenses in the ordinary course of their business.

Item 9.01.  Financial Statements and Exhibits.

(c)	Exhibits.

	10.1	First Amendment, dated as of March 30, 2005, to Revolving Credit Agreement, among B&G Foods, Inc., as Borrower, Lehman Commercial Paper, Inc., as Administrative Agent, and the Lenders parties thereto.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: April 1, 2005	By:	/s/ Robert C. Cantwell

Robert C. Cantwell
Executive Vice President of Finance and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.1	First Amendment, dated as of March 30, 2005, to Revolving Credit Agreement, among B&G Foods, Inc., as Borrower, Lehman Commercial Paper, Inc., as Administrative Agent, and the Lenders parties thereto.